FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Covina, CA – February 4, 2013. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), (formerly known as Kaiser Federal Financial Group, Inc.), the holding company for Simplicity Bank (the “Bank”), (formerly known as Kaiser Federal Bank), reported net income of $1.1 million, or $0.13 per diluted share for the quarter ended December 31, 2012 and $2.5 million, or $0.30 per diluted share for the six months then ended.  This compares to net income of $2.0 million, or $0.22 per diluted share for the quarter ended December 31, 2011 and $4.1 million, or $0.45 per diluted share for the six months then ended.  The decrease in net income for the quarter and six months ended December 31, 2012 was due primarily to an increase in noninterest expense and provision for loan losses, and a decrease in net interest income partially offset by an increase in noninterest income.

Effective November 13, 2012, the Bank was renamed Simplicity Bank and the Company changed its name to Simplicity Bancorp, Inc. with its trading symbol changing to SMPL. “With a renewed vision and a fresh look, the new name will eliminate any confusion that may have been experienced by potential customers in our markets and will differentiate the Bank from our competitors,” said Dustin Luton, President and Chief Executive Officer.   Luton continued, “In conjunction with the name change, we are launching an extensive branding campaign which will include signage, branch remodeling, advertising and training.  The integrated campaign will help to align our new name with our commitment, as Simplicity Bank, to deliver exceptional service and convenience through better technology and enhanced service capacity to our customers and the communities we serve. In the meantime, we continue to invest in the long term value of the Company through our stock repurchase programs.”

On October 29, 2012, the Company announced that its Board of Directors authorized the third stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares or up to approximately 434,732 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.

Noninterest income increased $860,000, or 74.5% to $2.0 million for the quarter ended December 31, 2012 as compared to $1.2 million for the quarter ended December 31, 2011. Noninterest income increased $1.3 million, or 58.2% to $3.5 million for the six months ended December 31, 2012 from $2.2 million for the same period last year. The increase in noninterest income was primarily due to $903,000 and $1.3 million in pre-tax gains on one-to-four family mortgage loans sold during the three months and six months ended December 31, 2012, respectively.

Noninterest expense increased $1.1 million, or 20.5% to $6.7 million for the quarter ended December 31, 2012 as compared to $5.6 million for the quarter ended December 31, 2011. Noninterest expense increased $2.0 million, or 19.0% to $12.8 million for the six months ended December 31, 2012 from $10.7 million for the same period last year.  The increases were primarily due to increases in salaries and benefits and advertising and promotional expenses. The increase in salaries and benefits was due primarily to employees hired in the areas of eCommerce, marketing and lending and included a lump sum severance payment to a former executive in the amount of $367,500.  Employees hired in eCommerce and marketing will focus on aligning marketing efforts under the Bank’s new name and brand.  eCommerce employees will also continue to focus on expanding customer relationships through enhanced delivery channels such as online and mobile banking.  Over the past year we also hired seasoned loan officers, underwriters and support staff in the one-to-four family loan origination department to accommodate for increased loan origination and sale activity.  The increase in advertising and promotional expenses was primarily a result of our branding campaign efforts in relation to our new name.

Net interest income decreased $699,000, or 9.1% to $7.0 million for the quarter ended December 31, 2012 as compared to $7.7 million for the quarter ended December 31, 2011. Net interest income decreased $486,000, or 3.2% to $14.6 million for the six months ended December 31, 2012 from $15.1 million for the same period last year.  Net interest margin declined to 3.20% for the quarter ended December 31, 2012 from 3.49% for the quarter ended December 31, 2011.  Net interest margin declined to 3.33% for the six months ended December 31, 2012 from 3.49% for the six months ended December 31, 2011.  The decrease in the net interest margin was primarily due to a decline in the average yield on loans and securities available-for-sale as a result of the low interest rate environment, offset in part by the declines in deposit cost of funds and repayment of higher costing borrowings as they matured.

In May 2012, we successfully obtained the servicing of $54.6 million in loans previously serviced by a third party servicer and in November 2012, we obtained the servicing of $73.9 million in loans from another servicer.  As a result of the transfer of servicing rights, at December 31, 2012, our one-to-four family residential mortgage portfolio serviced by others decreased significantly to $55.0 million, or 16.0% of our one-to-four family residential mortgage portfolio as compared to $178.5 million, or 59.9% of this portfolio at December 31, 2011, prior to obtaining servicing rights from the two servicers.

Provision for loan losses increased to $600,000 for the quarter ended December 31, 2012 and $1.5 million for the six months ended December 31, 2012 as compared to no provision for the same periods last year.  The increase in the provisions was primarily due to short sale losses and charge-offs on impaired loans.  The increased short sale activity was the result of the transfer of servicing from the two prior third party servicers during the three and six-month periods ended December 31, 2012. After obtaining the servicing rights on loans previously serviced by others, the Company is now able to actively manage delinquent loans, directly work with the borrowers, conduct loan modifications, short sales or initiate foreclosure proceedings to further improve credit quality. The provisions reflect management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

The allowance for loan losses to non-performing loans was 27.29% at December 31, 2012 as compared to 29.54% at June 30, 2012.  The decline in the allowance for loan losses to non-performing loans was a result of charge-offs of $1.2 million on impaired loans during the six months ended December 31, 2012.  Delinquent loans 60 days or more totaled $8.9 million, or 1.25% of total loans at December 31, 2012 as compared to $9.4 million, or 1.22% of total loans at June 30, 2012.  Non-performing loans decreased to $24.3 million, or 3.41% of total loans at December 31, 2012 as compared to $25.4 million, or 3.29% of total loans at June 30, 2012.

Total assets declined to $889.4 million at December 31, 2012 from $923.3 million at June 30, 2012 due primarily to a decrease in gross loans receivable, partially offset by an increase in loans held for sale, securities available for sale, and cash and cash equivalents.  Gross loans receivable combined with loans held for sale decreased $44.5 million, or 5.8%, to $727.7 million at December 31, 2012 from $772.2 million at June 30, 2012.  The decline was primarily attributable to principal repayments and payoffs in addition to the sale of newly originated conforming fixed rate loans.  Securities available-for-sale increased to $64.1 million at December 31, 2012 from $53.4 million at June 30, 2012 due to the purchase of $20.7 million in agency mortgage-backed securities, partially offset by $10.3 million in maturities, principal repayments and amortization.

Total stockholders’ equity represented 16.80% of total assets and decreased to $149.4 million at December 31, 2012 from $154.1 million at June 30, 2012.  The decrease in stockholders’ equity was primarily attributable to shares repurchased during the quarter ended December 31, 2012 pursuant to the second and third stock repurchase programs previously announced as well as cash dividends paid of $665,000, partially offset by an increase in retained earnings.  For the three months ended December 31, 2012, the Company repurchased 243,237 shares at an aggregate cost of $3.6 million with a weighted average price of $14.87 per share.  For the six months ended December 31, 2012, the Company repurchased 436,770 shares at an aggregate cost of $6.5 million with a weighted average price of $14.95 per share.  The Company repurchased all shares authorized under the second stock repurchase program during the three months ended December 31, 2012.  There are 288,145 shares remaining under the third authorized stock repurchase program. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2012
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31, 2012	June 30, 2012
Total assets	$889,444	$923,330
Gross loans receivable	713,918	772,219
Allowance for loan losses	(6,620)	(7,502)
Loans held for sale	13,761	—
Cash and cash equivalents	68,394	66,018
Securities available-for-sale, at fair value	64,054	53,397
Total deposits	674,987	682,889
Borrowings	60,000	80,000
Total stockholders’ equity	$149,409	$154,148
Equity to total assets	16.80%	16.69%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	1.25%	1.22%
Non-performing loans to total loans	3.41%	3.29%
Non-performing assets to total assets	2.79%	2.89%
Net charge-offs to average loans outstanding	0.63%	0.55%
Allowance for loan losses to total loans	0.93%	0.97%
Allowance for loan losses to non-performing loans	27.29%	29.54%

	Three Months Ended December 31		Six Months Ended December 31,
Selected Operating Data and Ratios:	2012	2011	2012	2011
Interest income	$9,089	$10,416	$18,930	$20,693
Interest expense	(2,099)	(2,727)	(4,317)	(5,594)
Net interest income	6,990	7,689	14,613	15,099
Provision for loan losses	(600)	—	(1,450)	—
Net interest income after provision for loan losses	6,390	7,689	13,163	15,099
Noninterest income	2,014	1,154	3,530	2,232
Noninterest expense	(6,690)	(5,554)	(12,780)	(10,741)
Income before income tax expense	1,714	3,289	3,913	6,590
Income tax expense	(607)	(1,241)	(1,413)	(2,489)
Net income	$1,107	$2,048	$2,500	$4,101

Net income per share – basic and diluted	$0.13	$0.22	$0.30	$0.45
Return on average assets (annualized)	0.49%	0.89%	0.55%	0.91%
Return on average equity (annualized)	2.94%	5.13%	3.29%	5.16%
Net interest margin (annualized)	3.20%	3.49%	3.33%	3.49%
Efficiency ratio	74.30%	62.81%	70.44%	61.98%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2012
(Dollars in thousands)

	At December 31,	At June 30,
Non-accrual loans:	2012	2012
Real estate loans:
One-to-four family	$8,543	$9,332
Multi-family residential	1,492	1,555
Commercial	3,197	1,578
Other loans:
Automobile	15	—
Home equity	—	37
Other	13	3
Troubled debt restructurings:
One-to-four family	7,774	9,388
Multi-family residential	667	871
Commercial	2,559	2,636
Total non-accrual loans	24,260	25,400

Real estate owned and repossessed assets:
Real estate:
One-to-four family	525	669
Multi-family residential	—	—
Commercial	—	610
Other:
Automobile	—	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	525	1,279
Total non-performing assets	$24,785	$26,679

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At December 31, 2012
Real estate loans:
One-to-four family	5	$1,894	15	$6,265	20	$8,159
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Other	4	4	4	13	8	17
Total loans	9	$1,898	20	$7,022	29	$8,920

At June 30, 2012
Real estate loans:
One-to-four family	4	$1,787	17	$6,815	21	$8,602
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	21	—	—	3	21
Home equity	—	—	—	—	—	—
Other	12	1	2	3	3	4
Total loans	19	$1,809	20	$7,562	28	$9,371